UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 1, 2008

GREENLIGHT CAPITAL RE, LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands

(State or Other Jurisdiction of Incorporation)

001-33493 (Commission File Number)	N/A (IRS Employer Identification No.)

802 West Bay Rd., The Grand Pavilion P.O. Box 31110 Grand Cayman, KY1-1205 Cayman Islands (Address of Principal Executive Offices)	KY1-1205 (Zip Code)

Registrant’s telephone number, including area code: (345) 943-4573

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On March 31, 2008, Greenlight Capital Re, Ltd. (the “Company”) announced that Jerome L. Simon, one of the members of the Company’s Board of Directors, had determined not to stand for re-election at the 2008 annual general meeting of shareholders, which was scheduled to be held on May 2, 2008. On May 1, 2008, the Company announced that it would postpone the 2008 annual general meeting of shareholders due to a failure by the transfer agent engaged by the Company to deliver the Company’s proxy statement to a substantial number of the Company’s shareholders. The Company has set July 10, 2008 as the new date for the 2008 annual general meeting. Due to personal and business commitments Mr. Simon submitted a revised resignation letter and resigned from the board effective May 1, 2008.

Subsequent to Mr. Simon’s resignation, the Company’s Board of Directors, upon recommendation of the Nominating and Governance Committee, increased the number of directors from six to seven as of May 1, 2008. The Board of Directors, upon the recommendation of the Nominating and Governance Committee and in accordance with Article 16 of the Company’s amended and restated memorandum and articles of association, then filled the two existing vacancies by appointing Mr. Ian Isaacs and Mr. Bryan Murphy to the Board of Directors until the date of the Company’s 2008 annual general meeting of shareholders, at which time they, like the other members of the Company’s Board of Directors, will stand for re-election.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

17.1	Letter of Resignation from Jerome L. Simon dated May 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2008	GREENLIGHT CAPITAL RE, LTD.
	By:	/s/ Tim Courtis
Tim Courtis
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document
17.1	Resignation Letter of Jerome L. Simon dated May 1, 2008.